EXHIBIT10.2

SPECTRA ENERGY CORP
PERFORMANCE SHARE AWARD AGREEMENT

This Performance Share Award Agreement (the “Agreement”) has been made as of __________ ___, (the “Date of Grant”) between Spectra Energy Corp, a Delaware Company, with its principal offices in Houston, Texas (the “Company”), and __________ (the “Grantee”).

RECITALS
Under the amended and restated Spectra Energy Corp 2007 Long-Term Incentive Plan as it may, from time to time, be amended (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”), or its delegatee, has determined the form of this Agreement and selected the Grantee, as an Employee, to receive the award evidenced by this Agreement (which also includes Schedule A hereto or Schedule B hereto, as applicable to the Grantee) (the “Award”) and the Performance Share units and tandem Dividend Equivalents that are subject hereto. Awards are not intended for employees who have given notice of resignation or who have been given notice of termination by the Company or an employing Subsidiary, and will not accrue to employees once such notices are given. For clarity, Awards do not accrue for employees who have received notice, given notice or have been determined to be entitled to a notice period by a court, and no damages suffered by an employee due to lack of sufficient notice will include compensation for loss of vesting rights or accrual of an Award, notwithstanding any statutory, contractual, or common law period of notice of termination, or compensation in lieu of such notice, to which an employee may be entitled. The applicable provisions of the Plan are incorporated in this Agreement by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).

AWARD

In accordance with the Plan, the Company has made this Award, effective as of the Date of Grant and upon the following terms and conditions:

Section 1.    Number and Nature of Performance Share Units and Tandem Dividend Equivalents.  The number of Performance Share units and the number of tandem Dividend Equivalents subject to this Award are each __________ (______). Each Performance Share unit, upon becoming vested before its expiration, represents a right to receive payment in the form of one (1) share of Common Stock. Each tandem Dividend Equivalent, after its tandem Performance Share unit vests, represents a right to receive a cash payment equivalent in amount to the aggregate cash dividends declared and paid on one (1) share of Common Stock for the period beginning on the Date of Grant and ending on the date such Dividend Equivalent expires. Each tandem Performance Share unit, consisting of both the Performance Share unit and the tandem

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Dividend Equivalents, is either paid or is deferred in accordance with procedures established by the Committee that comply with the requirements of Code Section 409A, if applicable. Performance Share units and Dividend Equivalents are used solely as units of measurement, and are not shares of Common Stock, and the Grantee is not, and has no rights as, a shareholder of the Company by virtue of this Award.

Section 2.    Vesting of Performance Share Units. (a) Provided that Grantee’s continuous employment by the Company, including Subsidiaries, has not terminated, or as otherwise provided in Sections 2(b) or 2(c), Performance Share units subject to this Award shall become vested upon the written certification by the Committee, or its delegatee, in its sole discretion, of the achievement of the Performance Goal, which is the Company’s Total Shareholder Return (“TSR”) relative to the TSR of the peer group of companies listed on Exhibit A to this Agreement (the “Peer Group”), for the period beginning January 1, 2015 and ending December 31, 2017 (“Performance Period”), at, or above, the 30th percentile, in accordance with the applicable vesting percentage specified for such percentile ranking in the following schedule:

Percentile Ranking	Vesting Percentage

Lower than 30th	0%
30th	50%
*	*
50th	100%
*	*
80th or higher	200%

*When such determination is of a percentile ranking between those specified, such results will be interpolated on a straight-line basis to determine the applicable vesting percentage.

All Performance Share units that do not become vested upon the written certification by the Committee, or its delegatee, in its sole discretion, or as otherwise provided in Sections 2(b) or 2(c), shall be forfeited. For the purposes of this Agreement, TSR shall be calculated using the formula Percent TSR = ((B*(1 + C) / A) -1), where the values of A, B and C are as follows:

A = average closing price of one (1) share on the NYSE on the twenty (20) consecutive trading days ending on December 31, 2014;

B = average closing price of one (1) share on the NYSE on the twenty (20) consecutive trading days ending on December 31, 2017; and

C = based on one (1) share purchased at the beginning of the Performance Period and the number of additional shares acquired through the reinvestment of dividends paid during the Performance Period.

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In addition, when calculating TSR for the Performance Period, (i) the performance of a company in the Peer Group will not be used in calculating the Peer Group’s TSR if the company is not publicly traded (i.e., has no ticker symbol) at the end of the Performance Period; (ii) the performance of any company in the Peer Group that becomes bankrupt during the Performance Period will be included in the calculation of peer group performance even if it has no ticker symbol at the end of the Performance Period; (iii) the performance of the surviving entity(s) will be used in the event there is a combination of any of the Peer Group companies during the Performance Period; (iv) no new companies will be added to the Peer Group during the Performance Period (including a non-peer company that may acquire a member of the Peer Group); and (v) the Committee retains discretion to reduce Performance Awards that were otherwise earned in the event that the Company’s TSR during the Performance Period is negative.

(b) In the event that, prior to the date that the determination of the achievement of the Performance Goal is made, the Grantee’s continuous employment by the Company, including Subsidiaries, terminates, the Performance Share units subject to this Award shall be forfeited, except that if such employment terminates (i) at a time when Grantee is eligible for an immediately payable early or normal retirement benefit under the Spectra Energy Retirement Cash Balance Plan or under another retirement plan of the Company or a Subsidiary, which plan the Committee, or its delegatee, in its sole discretion, determines to be the functional equivalent of the Spectra Energy Retirement Cash Balance Plan (“Functional Equivalent Plan”), unless the Committee, or its delegatee, in its sole discretion, determines that (A) Grantee is in violation of any obligation identified in Section 3 or (B) the termination of Grantee’s employment is for Cause, (ii) as the result of the termination of such employment by the Company, or employing Subsidiary, other than for Cause, as determined by the Company or employing Subsidiary, in its sole discretion, or (iii) as the direct and sole result, as determined by the Company, or employing Subsidiary, in its sole discretion, of the divestiture of assets, a business, or a company, by the Company or a Subsidiary, the Performance Share units subject to this Award shall be prorated on the basis of the portion of the Performance Period that Grantee’s active employment with the Company, including Subsidiaries, (“Active Employment”) continued (unless such termination occurs after the end of the Performance Period, in which event the number of Performance Share units earned, if any, shall not be prorated) and shall vest upon such determination of the achievement of the Performance Goal, at such vesting percentage determined by the Committee, or its delegate. Solely for purposes of calculating the prorated payment in the preceding sentence, if the Grantee’s Active Employment continued for at least one (1) day during a calendar month in the Performance Period, Grantee’s Active Employment shall be considered to have continued for the entirety of such month, but in no event for more than thirty-six (36) months. The additional provisions of Section 1 of Schedule B hereto are also incorporated herein if Schedule B is applicable to the Grantee. For the purposes of this Agreement, “Cause” for termination by the Company, or employing Subsidiary, of the Grantee’s employment shall include (i) a material failure by the Grantee to carry out, or malfeasance or gross insubordination in carrying out, reasonably assigned duties or instructions consistent with the Grantee’s position, (ii) the final conviction of the Grantee of a (A) felony, (B)

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crime or criminal offense involving moral turpitude, or (C) criminal or summary conviction offense that is related to the Grantee’s employment with the Company or an employing Subsidiary, (iii) an egregious act of dishonesty by the Grantee (including, without limitation, theft or embezzlement) in connection with employment, or a malicious action by the Grantee toward the customers or employees of the Company or any affiliate, (iv) a material breach by the Grantee of the Company’s Code of Business Ethics, (v) the failure of the Grantee to cooperate fully with governmental investigations involving the Company or its affiliates, or (vi) the usual meaning of just cause under Canadian common law, if applicable; all as determined by the Company in its sole discretion. Further, if Grantee voluntarily terminates employment with the Company, including Subsidiaries, after the Performance Period has ended and prior to the date that the determination of the achievement of the Performance Goal is made, all as determined by the Company, or employing Subsidiary, in its sole discretion, the Performance Share units subject to this Award shall vest upon such determination of the achievement of the Performance Goal, at such vesting percentage determined by the Committee, or its delegate.

(c) In the event that Grantee’s employment with the Company, including Subsidiaries, terminates before the Performance Period has ended (i.e., on or before the last day of the Performance Period) (i) as the result of the Grantee’s death, or (ii) as the result of the Grantee’s “permanent and total disability” as defined in Section 1 of Schedule A hereto or Section 2 of Schedule B hereto, as applicable to the Grantee, the Performance Share units subject to this Award shall vest upon such occurrence, at the 100% vesting percentage, irrespective of any subsequent determination of the achievement of the Performance Goal. In the event that a Change in Control occurs before the Performance Period has ended and (i) before the Grantee’s continuous employment by the Company, including Subsidiaries, terminates during such Performance Period, or (ii) after such employment terminates during the Performance Period, (A) at a time when the Grantee is eligible for an immediately payable, early or normal retirement benefit under the Spectra Energy Retirement Cash Balance Plan or Functional Equivalent Plan, unless the Company, or its successor, in its sole discretion, determines that Grantee is in violation of any obligation identified in Section 3, or (B) as the result of an event listed in item (ii) of the first sentence of Section 2(b), the Performance Share units subject to this Award shall vest upon such occurrence, with the vesting percentage determined as set forth in Section 2(a) except shall be based upon the Company’s TSR relative to the TSR of the peer group for the period beginning on January 1, 2015, and ending on the effective date of the Change in Control. Further, for purposes of this determination, TSR shall be calculated using the formula set forth in Section 2(a) except that “B” shall equal the average closing price of one (1) share on the NYSE on the twenty (20) consecutive trading days ending on the effective date of the Change in Control. In the event that (i) Grantee’s employment with the Company, including Subsidiaries, terminates after the Performance Period has ended (A) as the result of the Grantee’s death, or (B) as the result of the Grantee’s “permanent and total disability” as defined in Section 1 of Schedule A hereto or Section 2 of Schedule B hereto, as applicable to the Grantee, all as determined by the Company, or employing Subsidiary, in its sole discretion, the Performance Share units subject to this Award

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shall vest upon such determination of the achievement of the Performance Goal, at such vesting percentage determined by the Committee, or its delegatee.

Section 3.    Violation of Grantee Obligation. In consideration of the continued vesting opportunity provided under Section 2 following the termination of Grantee’s continuous employment by the Company, including Subsidiaries, if, at any time of such termination of employment, Grantee is eligible for an immediately payable early or normal retirement benefit under the Spectra Energy Retirement Cash Balance Plan or Functional Equivalent Plan, Grantee agrees to the noncompetition and other restrictions set forth in Section 2 of Schedule A hereto or Section 3 of Schedule B hereto, as applicable to the Grantee. In the event that Grantee violates applicable noncompetition and other restrictions, the continued vesting opportunity provided under Section 2 shall terminate and be forfeited.

Section 4.    Forfeiture/Expiration.  Any Performance Share unit subject to this Award shall be forfeited upon the termination of the Grantee’s continuous employment by the Company, including Subsidiaries, from the Date of Grant, except to the extent otherwise provided in Section 2, and, if not previously vested and paid, deferred or forfeited, shall expire immediately before the tenth (10th) anniversary of the Date of Grant. The additional provisions of Section 4 of Schedule B hereto are also incorporated herein if Schedule B is applicable to the Grantee. Any Dividend Equivalent subject to this Award shall expire at the time its tandem Performance Share unit (i) is vested and paid, or deferred, (ii) is forfeited, or (iii) expires.

Section 5.    Dividend Equivalent Payment.  Payment with respect to any Dividend Equivalent subject to this Award that is in tandem with a Performance Share unit that is vested and paid shall be paid in cash to the Grantee as soon as practicable following the vesting and payment of the Performance Share unit and in no event later than the end of the third calendar year following the year of the Date of Grant, except, if the vested Performance Share unit is deferred by Grantee as provided in Section 6, payment with respect to the tandem Dividend Equivalent shall likewise be deferred. Payment under this Section 5 shall be made not later than thirty (30) days after payment hereunder of the related tandem Performance Share units. The Dividend Equivalent payment amount shall equal the aggregate cash dividends declared and paid with respect to one (1) share of Common Stock for the period beginning on the Date of Grant and ending on the date the vested, tandem Performance Share unit is paid or deferred and before the Dividend Equivalent expires. However, should the Grantee receive shares under this Award without the right to receive a dividend and, because of the timing of the declaration of such dividend, the Grantee is not otherwise entitled to payment under the expiring Dividend Equivalent with respect to such dividend, the Grantee, nevertheless, shall be entitled to such payment. Dividend Equivalent payments shall be subject to withholding for taxes. Payment of Dividend Equivalents under this Section 5 is intended to satisfy the short-term deferral exception to Code Section 409A.

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Section 6.    Payment of Performance Share Units.  Payment of Performance Share units subject to this Award shall be made to the Grantee in a single lump sum payment as soon as practicable following the time such Performance Share units become vested in accordance with Section 2 prior to their expiration but in no event later than thirty (30) days following such vesting event and in no event later than the end of the third calendar year following the year of the Date of Grant, except to the extent deferred by the Grantee in accordance with such procedures as the Committee, or its designee, may prescribe that comply with the requirements of Code Section 409A, or any Canadian law equivalent, if applicable. Any deferral of Performance Share units hereunder shall apply to both payment of Performance Share units and the related tandem Dividend Equivalents. Payment shall be subject to withholding for taxes. Payment shall be in the form of one (1) share of Common Stock for each full vested Performance Share unit, and any fractional vested Performance Share unit shall be rounded up to the next whole share for purposes of both vesting under Section 2 and payment under this Section 6. Notwithstanding the foregoing, the number of shares of Common Stock that would otherwise be paid (valued at Fair Market Value on the date the respective Performance Share units became vested) shall be reduced by the Committee, or its delegatee, in its sole discretion, to fully satisfy any tax required to be withheld, unless the Company, or employing Subsidiary, as applicable, and the Grantee agree that such tax obligations will instead be satisfied by the Grantee timely tendering to the Company, or employing Subsidiary, as applicable, sufficient cash to satisfy such obligations and the Grantee does timely tender such cash. In the event that payment, after any such reduction in the number of shares of Common Stock to satisfy withholding for tax requirements, would be for less than ten (10) shares of Common Stock, then, if so determined by the Committee, or its delegatee, in its sole discretion, payment, instead of being made in shares of Common Stock, shall be made in a cash amount equal in value to the shares of Common Stock that would otherwise be paid, valued at Fair Market Value on the date the respective Performance Share units became vested. Payment of Performance Units under this Section 6 is intended to satisfy the short-term deferral exception to Code Section 409A.

Section 7.    No Employment Right. Nothing in this Agreement or in the Plan shall confer upon the Grantee the right to continued employment by the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment or service of the Grantee at any time for any reason.

Section 8.    Nonalienation.  The Performance Share units and Dividend Equivalents subject to this Award are not assignable or transferable by Grantee. Upon any attempt to transfer, assign, pledge, hypothecate, sell or otherwise dispose of any such Performance Share unit or Dividend Equivalent, or of any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon such Performance Share unit or Dividend Equivalent, or upon such right or privilege, such Performance Share unit or Dividend Equivalent, or right or privilege, shall immediately become null and void.

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Section 9. Grantee Confidentiality Obligations. In accepting this Performance Award, Grantee acknowledges that Grantee is obligated under Company policy, and under federal, state, provincial and other applicable law, to protect and safeguard the confidentiality of trade secrets and other proprietary and confidential information belonging to the Company and its affiliates that are acquired by Grantee during Grantee’s employment with the Company and its affiliates, and that such obligations continue beyond the termination of such employment. Grantee agrees to notify any subsequent employer of such obligations and that the Company and its affiliates, in order to enforce such obligations, may pursue legal recourse not only against Grantee, but against a subsequent employer of Grantee. Grantee agrees that he shall not disclose the existence or terms of this Agreement to anyone other than his spouse, tax advisor(s) and/or attorney(s), provided that he first obtains the agreement of such persons to be bound by the confidentiality provisions of this paragraph. Grantee also agrees to immediately give the Company written notice in accordance with the provisions of this Agreement in the event he is legally required to disclose any of the confidential information covered by the provisions of this paragraph.

Section 10. Nonsolicitation. Grantee further agrees that he will not, either directly or indirectly, solicit, hire or employ, or cause any other person, company, or entity to solicit, hire or employ, any employee or contractor retained or employed by the Company or its affiliates during the period of Grantee’s employment and for the period set forth in Section 3 of Schedule A hereto or Section 5 of Schedule B hereto, as applicable to the Grantee. The provisions of this paragraph shall not apply to contact initiated by an employee or contractor of the Company or its affiliates in response to a general solicitation of applications for employment. Grantee agrees that this Agreement is subject to the provisions of this paragraph.

Section 11. Notices. All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either party to the other party, or to their permitted transferees if applicable. Notices shall be effective upon receipt.

Section 12.    Payments Subject to Clawback. To the extent that any payment under this Agreement is subject to clawback under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, such amount will be clawed back in appropriate circumstances, as determined under the terms and conditions prescribed by such Act and the authority issued thereunder. Further, the Company will be entitled to the extent permitted or required by any other applicable law and/or Company policy as in effect from time to time (including, but not limited to, the Policy on Recovery of Executive Compensation) to recoup compensation of whatever kind paid by the Company or any of its affiliates at any time to the Grantee pursuant to this Agreement.

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Section 13.    Determinations.  Determinations by the Committee, or its delegatee, shall be final and conclusive with respect to the interpretation of the Plan and this Agreement.

Section 14.    Governing Law and Severability.  The validity and construction of this Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware applicable to transactions that take place entirely within that state. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

Section 15. Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, for purposes of this Agreement, the termination of Grantee’s employment shall not result in the payment of any amount hereunder that is subject to, and not exempt from, Code Section 409A, unless such termination of employment constitutes a “separation from service” as defined under Code Section 409A. Further, notwithstanding any provision of this Agreement to the contrary, if any payment or other benefit provided herein would be subject to unfavorable tax consequences under Code Section 409A because the timing of such payment is not delayed as provided in Code Section 409A for a “specified employee” (within the meaning of Code Section 409A), then if the Grantee is a “specified employee,” any such payment that the Grantee would otherwise be entitled to receive during the first six (6) months following Grantee’s termination of employment from the Company, shall be accumulated and paid, within thirty (30) days after the date that is six (6) months following the Grantee’s date of termination of employment from the Company, or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such unfavorable tax consequences such as, for example, upon the Grantee’s death.

Section 16.    Conflicts with Plan, Correction of Errors, Grantee’s Consent, and Amendments. In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling. In the event that, due to administrative error, this Agreement does not accurately reflect an Award properly granted to the Grantee pursuant to the Plan, the Company, acting through its Executive Compensation Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document. It is the intention of the Company and the Grantee that this Agreement either (i) comply with the salary deferral arrangement rules under Canadian law and Code Section 409A, as applicable, or (ii) not be construed as a salary deferral arrangement under Canadian law and be exempt from Code Section 409A, to the extent applicable. Accordingly, this Agreement shall be interpreted as necessary and to the extent legally permissible to comply with the requirements of, or exemption under, Canadian law and Code Section 409A, as applicable, as determined by the Committee or its delegate. Grantee shall also be deemed to consent to any amendment of the Plan or the Agreement as the Committee may reasonably make in furtherance of such intention, and the Committee shall promptly provide, or make available to, the Grantee a copy of any such amendment.

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Finally, this Agreement may be amended or modified at any time and from time to time by action of the Committee.

Section 17. Equitable Remedies. Grantee hereby acknowledges and agrees that a breach of Grantee’s obligations under this Agreement would result in damages to the Company that could not be adequately compensated for by monetary award. Accordingly, in the event of any such breach by Grantee, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

Section 18. Arbitration Agreement. The Grantee and the Company both agree that any dispute arising out of or related to this Agreement, which does not involve the Company seeking a court injunction or other relief as provided for in Section 17, shall be resolved by binding arbitration under the employment dispute resolution rules of the American Arbitration Association and that any proceeding under the provisions of this Section 18 shall be held in Houston, Texas. The parties both irrevocably WAIVE ANY AND ALL RIGHTS TO A JURY as to any and all claims and issues in any such dispute. By this provision, both the Grantee and the Company understand and agree that any and all claims and issues in such dispute shall be decided by such arbitration proceeding.

Notwithstanding the foregoing, this Award is subject to cancellation by the Company in its sole discretion unless the Grantee, by not later than _________ __, _____, has signed a duplicate of this Agreement, in the space provided below, and returned the signed duplicate to the Executive Compensation Department - Performance Stock (WO 1O23), Spectra Energy Corp, P. O. Box 1642, Houston, TX 77251-1642, which, if, and to the extent, permitted by the Executive Compensation Department, may be accomplished by electronic means.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and granted in Houston, Texas, to be effective as of the Date of Grant.

ATTEST:                    SPECTRA ENERGY CORP

By: ______________________        By: _______________________________
Corporate Secretary     President & CEO, Spectra Energy Corp

Address for Notices:

5400 Westheimer Court
Mail Drop 1O23
Houston, Texas 77056

Attention: Karen Gowder

Acceptance of Performance Award
IN WITNESS OF Grantee’s acceptance of this Performance Award and Grantee’s agreement to be bound by the provisions of this Agreement and the Plan, Grantee has signed this Agreement this _____ day of _____________________, ____.

_____________________________     Grantee’s Signature
_____________________________    (print name)
_____________________________
(employee ID)

Address for Notices:

_____________________________    (address)

_____________________________    (address)

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EXHIBIT A

The Peer Group, with their stock symbol listed, consists of the following:

CenterPoint Energy, Inc. (CNP)
Consolidated Edison, Inc. (ED)
Dominion Resources, Inc. (D)
DTE Energy Company (DTE)
Enbridge Inc. (ENB)
EQT Corporation (EQT)
Kinder Morgan, Inc. (KMI)
National Fuel Gas Company (NFG)
ONEOK, Inc. (OKE)
PG&E Corporation (PCG)
Public Service Enterprise Group Incorporated (PEG)
Sempra Energy (SRE)
TransCanada Corporation (TRP)
The Williams Companies, Inc. (WMB)
Xcel Energy Inc. (XEL)

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SCHEDULE A

This Schedule A and the provisions hereof shall apply to the Grantee if (and only if) the Grantee is on the payroll of one of the Company’s directly or indirectly held or majority or greater-owned subsidiaries or affiliates that is a United States entity.

Section 1.    For purposes of Section 2(c) of the Agreement, “permanent and total disability” shall have the meaning set forth in Code Section 22(e)(3).

Section 2.    The following provisions shall apply for purposes of Section 3 of the Agreement:

Grantee agrees that during the period beginning with such termination of employment and ending with the third anniversary of the Date of Grant (“Restricted Period”), Grantee shall not (i) without the prior written consent of the Company, or its delegatee, become employed by, serve as a principal, partner, or member of the board of directors of, or in any similar capacity with, or otherwise provide service to, a competitor, to the detriment, of the Company or any Subsidiary, or (ii) violate any of Grantee's other noncompetition obligations, or any of Grantee’s nonsolicitation or nondisclosure obligations, to the Company or any Subsidiary. The noncompetition obligations of clause (i) of the preceding sentence shall be limited in scope and shall be effective only to competition with the Company or any Subsidiary in the businesses of: gathering, processing or transmission of natural gas or crude oil, resale or arranging for the purchase or for the resale, brokering, marketing, or trading of natural gas, or derivatives thereof; gathering, compression, treating, processing, fractionation, transportation, trading, marketing of natural gas components, including natural gas liquids, or of crude oil; and sales and marketing of natural gas, domestically and abroad; and any other business in which the Company, including Subsidiaries, is engaged at the termination of Grantee’s continuous employment by the Company, including Subsidiaries; and within the following geographical areas (i) any country in the world where the Company, including Subsidiaries, has at least US$25 million in capital deployed as of termination of Grantee’s continuous employment by Company, including Subsidiaries; (ii) the continent of North America; (iii) the United States of America and Canada; (iv) the states of (A) Virginia, (B) Georgia, (C) Florida, (D) Texas, (E) California, (F) Massachusetts, (G) Illinois, (H) Michigan, (I) New York, (J) Colorado, (K) Oklahoma, (L) Kentucky, (M) Ohio, (N) Louisiana, (O) Kansas, (P) Montana, (Q) Missouri, (R) Nebraska, and (S) Wyoming; and (v) any state or states or province or provinces in which was conducted a business of the Company, including Subsidiaries, which business constituted a substantial portion of Grantee’s employment. The Company

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and Grantee intend the above restrictions on competition in geographical areas to be entirely severable and independent, and any invalidity or enforceability of this provision with respect to any one or more of such restrictions, including geographical areas, shall not render this provision unenforceable as applied to any one or more of the other restrictions, including geographical areas. If any part of this provision is held to be unenforceable because of the duration, scope or area covered, the Company and Grantee agree to modify such part, or that the court making such holding shall have the power to modify such part, to reduce its duration, scope or area, including deletion of specific words and phrases, i.e., “blue penciling”, and in its modified, reduced or blue pencil form, such part shall become enforceable and shall be enforced. Nothing herein shall be construed to prohibit Grantee being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict Grantee providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is contrary to law.

Section 3.    The nonsolicitation period for purposes of Section 10 of the Agreement is a period of three (3) years following Grantee’s termination of employment with the Company and its affiliates.

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SCHEDULE B

This Schedule B and the provisions hereof shall apply to the Grantee if (and only if) the Grantee is on the payroll of one of the Company’s directly or indirectly held or majority or greater-owned subsidiaries or affiliates that is a Canadian entity.

Section 1.    The following provisions shall be incorporated immediately before the definition of “Cause” in Section 2(b) of the Agreement:

The date that the Grantee’s continuous employment is terminated for the purposes of this Section 2(b) shall be deemed to be the date on which any notice of termination of employment provided to such Grantee is stated to be effective (or in the case of an alleged constructive dismissal, the date on which the alleged constructive dismissal is alleged to have occurred), and not during or as of the end of any period following such date during which the Grantee is in receipt of, or entitled to receive, statutory, contractual, or common law notice of termination or any compensation in lieu of such notice.

Section 2.    For purposes of Section 2(c) of the Agreement, an individual shall be considered to have a “permanent and total disability” if the individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

Section 3.    The following provisions shall apply for purposes of Section 3 of the Agreement:

Grantee agrees that during the period beginning with such termination of employment and ending with the earlier of (1) the third anniversary of the Date of Grant or (2) the first anniversary of the date of such termination of employment (“Restricted Period”), Grantee shall not (i) without the prior written consent of the Company, or its delegatee, become employed by, serve as a principal, partner, or member of the board of directors of, or in any similar capacity with, or otherwise provide service to, a competitor, to the detriment, of the Company or any Subsidiary, or (ii) violate any of Grantee’s other noncompetition obligations, or any of Grantee’s nonsolicitation or nondisclosure obligations, to the Company or any Subsidiary. The noncompetition obligations of clause (i) of the preceding sentence shall be limited in scope and shall be effective only to competition with the Company or any Subsidiary in the businesses of: gathering, processing or transmission of natural gas or crude oil, resale or arranging for the purchase or for the resale, brokering, marketing, or

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trading of natural gas, or derivatives thereof; gathering, compression, treating, processing, fractionation, transportation, trading, marketing of natural gas components, including natural gas liquids, or of crude oil; and sales and marketing of natural gas, domestically and abroad; and any other business in which the Company, including Subsidiaries, is engaged at the termination of Grantee’s continuous employment by the Company, including Subsidiaries; and within the geographical area of the province in which Grantee was employed at termination of employment from the Company and employing Subsidiaries. If any part of this provision is held to be unenforceable because of the duration, scope or area covered, the Company and Grantee agree to modify such part, or that the court making such holding shall have the power to modify such part, to reduce its duration, scope or area, including deletion of specific words and phrases, i.e., “blue penciling”, and in its modified, reduced or blue pencil form, such part shall become enforceable and shall be enforced. Nothing herein shall be construed to prohibit Grantee being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict Grantee providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is contrary to law.

Section 4.    The following provisions shall be incorporated after the first sentence in Section 4 of the Agreement:

The date of the termination of Grantee’s continuous employment with the Company, including Subsidiaries, for the purposes of this Section 4 shall be deemed to be the date on which any notice of termination of employment provided to or by such Grantee is stated to be effective (or in the case of an alleged constructive dismissal, the date on which the alleged constructive dismissal is alleged to have occurred), and not during or as of the end of any period following such date during which the Grantee is in receipt of, or entitled to receive, statutory, contractual, or common law notice of termination or any compensation in lieu of such notice.

Section 5.    The nonsolicitation period for purposes of Section 10 of the Agreement is a period of one (1) year following Grantee’s termination of employment with the Company and its affiliates.

2015 Performance Award Agreement - Stock     B-2